Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of January 25, 2007, is between WYETH, a Delaware corporation (the “Company”), and Robert Essner (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to secure the continued services of the Executive as Chairman of its Board of Directors and Chief Executive Officer and the Executive desires to serve the Company in such capacities and, in connection therewith, the Company and the Executive desire to enter into this agreement (the “Agreement”) to, among other things, set forth the terms of such continued employment;

WHEREAS, the Company further desires to secure the Executive’s assistance following the Executive’s termination of employment with litigation or regulatory matters; and

WHEREAS the Company also further desires to secure an agreement from the Executive to refrain from competing with the Company following his termination of employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Agreement to Employ; Employment Period. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such employment, for the period commencing the date hereof (the “Commencement Date”) until such employment terminates in accordance with Section 5. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2. Position and Responsibilities. During the Employment Period, the Executive will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties and responsibilities consistent therewith as may be specified by the Board of Directors of the Company (the “Board”) from time to time. During the Employment Period, the Executive will devote all of his skill, knowledge and working time to the performance of his duties and responsibilities hereunder, except for (i) reasonable vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of the Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal financial matters.

3. Compensation and Incentives.

(a) Base Salary. As compensation for the services performed by the Executive hereunder, during the Employment Period the Executive will be paid an annual base salary of $1,662,000. The Board or an authorized committee thereof will review the Executive’s base salary at the same time it reviews the base salary of the Company’s other senior executives and, in the discretion of the Board or such authorized committee, may increase (but not decrease) such base salary from time to time (as in effect from time to time, the “Base Salary”). Payment of the Base Salary payable under this Section 3(a) shall be deferred to the extent that the Executive so elects and as permitted under the terms of any deferred compensation or savings plan that may be maintained or established by the Company.

(b) Annual Incentive Bonus. During the Employment Period, the Executive will participate in the Company’s annual bonus plan as in effect from time to time for the Company’s senior executives (the “Executive Incentive Plan”), on a basis consistent with his position within the Company.

(c) Long-Term Incentives. During the Employment Period, the Executive will participate in all stock-based or other long-term incentive plans or programs as in effect from time to time for the Company’s senior executives (the “Equity Plans”), on a basis consistent with his position within the Company.

4. Benefits; Perquisites, Etc.

(a) Benefits. During the Employment Period, the Executive will be provided all employee and senior executive benefits (other than severance benefits), including life, medical, dental and disability insurance, in accordance with the programs of the Company then generally available to its senior executives, as the same may be amended and in effect from time to time. During the Employment Period, subject to generally applicable eligibility requirements, the Executive will also be entitled to participate in all of the Company’s tax-qualified and non-qualified profit sharing, pension, retirement, supplemental retirement (e.g., SERP, excess and restoration plans), deferred compensation and savings plans and vacation policies then generally available to its senior executives, as the same may be amended and in effect from time to time, on a basis consistent with the Executive’s then current period of service, compensation and position.

(b) Perquisites. During the Employment Period, the Executive will be entitled to participate in all perquisite programs generally available from time to time to senior executives of the Company on the terms and conditions then prevailing under such programs.

(c) Business Expenses. The Company will reimburse the Executive for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of information required to be submitted under the Company’s policy for reimbursement of such business expenses.

5. Termination of Employment.

(a) Termination as a result of Death or Disability. The Executive’s employment with the Company shall terminate upon his death and the Company may terminate the Executive’s employment as a result of the Executive’s Disability (as defined below). In the event that the Executive’s employment terminates as a result of the Executive’s death or Disability, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and Section 5(f)(ii). For purposes of this Agreement, “Disability” shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to whether the Executive is subject to the Code. Any question as to the existence of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, such selection shall be made by any adult member of the Executive’s immediate family or the Executive’s legal representative), and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician shall be submitted in writing to the Company and to the Executive and shall be final and conclusive for all purposes of this Agreement.

(b) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause. In the event of such a termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i). For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or plea of guilty or nolo contendere to, a felony or (ii) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board (excluding Executive to the extent that Executive serves on the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive was guilty of conduct set forth above in this Section 5(b) and specifying the particulars thereof in detail.

(c) Termination Without Cause. The Company may terminate the Executive’s employment hereunder Without Cause. In the event of such a termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i), 5(f)(ii) and, subject to the terms and conditions set forth therein, to the termination benefits described in Section 5(f)(iii). A termination “Without Cause” means a termination of the Executive’s employment by the Company other than as a result of death, Disability, Cause or Retirement (as defined in Section 5(e)).

(d) Termination by the Executive. The Executive may terminate his employment with or without Good Reason (as defined below). In the event of a termination by the Executive of his employment with Good Reason, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and 5(f)(ii) and, subject to the terms and conditions set forth therein, to the termination benefits described in Section 5(f)(iii). In the event of a termination by the Executive of his employment without Good Reason, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and 5(f)(ii). For the purpose of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the following circumstances unless such circumstances are cured prior to the date specified as the Date of Termination in the Notice of Termination given in respect thereof:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s status as Chief Executive Officer of the Company or its subsidiaries, the Executive’s removal from his position as Chief Executive Officer, or a substantial diminution in the nature or status of the Executive’s responsibilities; provided that, solely with respect to the events or circumstances provided in this clause (i), the Executive must provide the Notice of Termination not later than 180 days following the date he had actual knowledge of the event constituting Good Reason;

(ii) a reduction by the Company in Executive’s Base Salary;

(iii) the relocation of the Executive’s place of business to a location that increases the Executive’s commute by more than 35 miles compared to the Executive’s commute as in effect immediately prior to the date of such relocation;

(iv) the failure by the Company to pay to the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated within seven days of the date such compensation is due;

(v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11 hereof; or

(vi) any other material breach of this Agreement by the Company.

(e) Retirement. Unless otherwise agreed to by the Executive and the Company, any termination of the Executive’s employment by the Company or by the Executive after the Executive’s 65th birthday shall be deemed a retirement hereunder (“Retirement”). In the event of such termination of employment, the Executive shall only be entitled to the payments and benefits provided for in Section 5(f)(i) and Section 5(f)(ii).

(f) Payments Upon Terminations.

(i) All Terminations. Following any termination of the Executive’s employment hereunder (by the Executive or by the Company), the Company will pay the Executive his full Base Salary through the Date of Termination and accrued but unpaid annual vacation (except that in the case of a termination for Cause, the Company shall only pay for accrued vacation time to the extent required by law). The Executive shall also retain all of his rights to benefits provided for under the terms of the employee and executive benefit plans of the Company in which the Executive is a participant in accordance with and subject to the terms of such plans as in effect from time to time.

(ii) All Terminations Other Than For Cause. In the case of any termination of employment other than a termination for Cause, the Executive shall be entitled to (A) payment of any earned but unpaid annual bonus for the year preceding the year in which termination occurs, (B) payment of a pro-rated annual bonus for the calendar year that includes the Date of Termination, in an amount determined by the Compensation and Benefits Committee of the Board of Directors to represent the annual bonus the Executive would have received under the Executive Incentive Plan for such year had he remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the month in which the Date of Termination occurs and the denominator of which is 12, payable when such bonuses are otherwise paid to the Company’s senior-most executives, (C) vesting of all outstanding time-based equity awards and, in the case of performance-based equity awards, vesting or payment, as the case may be if, to the extent and when applicable performance targets are met, (D) retiree benefits payable in accordance with Company policy as in effect from time to time, including, without limitation, retiree medical coverage and life insurance benefits, and (E) until the earlier to occur of (x) the Executive’s death and (y) the end of the Restriction Period (as defined in Section 6 and subject to the Executive’s compliance with the terms of Sections 6, 7 and 8) and as consideration therefor, the Company shall provide the Executive the following: (1) reasonable home and personal security; (2) an office commensurate with his status as former Chairman and Chief Executive Officer and continued secretarial support; (3) continued use of Company owned or leased aircraft, such usage not to interfere with the Company’s business need for such aircraft and not to exceed 75 hours in any year (such hour usage to be determined regardless of the number of passengers in the aircraft during such usage); and (4) access to a Company-provided car and driver for personal use on an occasional basis. If, as of the Date of Termination, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code and the regulations thereunder, and the provision of any of the foregoing benefits prior to the six month anniversary of the Date of Termination could result in adverse tax consequences to the Executive under Section 409A, the parties shall cooperate to restructure such benefits so that they are provided in a manner that complies with Section 409A and that preserves to the maximum extent possible the intended economic benefit.

(iii) Without Cause/For Good Reason. In the event of a termination of the Executive’s employment by the Company Without Cause or a termination by the Executive of his employment with Good Reason, subject to entering into a release of claims in the form attached as Exhibit A, (A) the Company will pay to the Executive in a single lump sum an amount equal to two times the sum of (1) the Executive’s then-current Base Salary and (2) the average of the highest three annual bonuses earned by the Executive under the Executive Incentive Plan in respect of each of the five (5) prior bonus years (exclusive of any special or prorated bonuses) immediately before the year of such termination and (B) the Company shall for purposes of the Wyeth Supplemental Executive Retirement Plan and the Wyeth Executive Retirement Plan credit the Executive with two years’ additional service and age, such that under the terms of each such plan, the Executive shall be treated as having continued in the employ of the Company through the second anniversary of his termination of employment by the Company Without Cause or a termination by the Executive of his employment with Good Reason. Accordingly, the assumptions to be used in calculating Executive’s benefit under such plans are: (x) the Executive has continued in the employ of the Company for an additional two years after the Date of Termination, and (y) the Executive has earned annually from the Date of

Termination to the date of Executive’s assumed continued employment pursuant to clause (x) above the same compensation, as such term is defined in the applicable plan document, Executive earned in the twelve (12) months preceding the Date of Termination. The payment provided for in Section 5(f)(iii)(A) shall be made promptly following the Date of Termination; provided that if, as of the Date of Termination, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code and the regulations thereunder, to the extent required thereunder, no such amounts shall be paid any earlier than the first business day after the six-month anniversary of the Date of Termination. The benefits provided for in Section 5(f)(iii)(B) shall be paid in accordance with the Executive’s elections for payment of benefits under the Wyeth Supplemental Executive Retirement Plan or the Wyeth Executive Retirement Plan, as applicable.

(g) Date of Termination. As used in this Agreement, the term “Date of Termination” means (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination, (iii) if the Executive terminates his employment without Good Reason or either party terminates the Executive’s employment in a Retirement, the date specified in the Notice of Termination (which shall be no less than 90 days following the date of delivery of such Notice), and (iv) if the Executive’s employment is terminated by the Company Without Cause, as a result of the Executive’s Disability or by the Executive with Good Reason, the date specified in the Notice of Termination (which shall be no less than 20 days and no more than 40 days following the date of delivery of such notice); provided that, during any period between the date of delivery of the Notice of Termination and the Date of Termination, the Company may, in its discretion, remove the Executive from his director and executive officer positions with the Company and its subsidiaries and affiliates and relieve him of any or all of his active duties, and any such action shall not serve as a basis for the Executive to terminate his employment for Good Reason.

(h) Notice of Termination. Any termination by the Company pursuant to Section 5(a), 5(b) or 5(c), or by Executive pursuant to Section 5(d), shall be communicated by a written Notice of Termination addressed to the other party or parties to this Agreement. “Notice of Termination” shall mean a notice stating that the Executive’s employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment. In the event of a Notice of Termination delivered by the Company pursuant to Section 5(b) or the Executive pursuant to Section 5(d), if the recipient of the Notice of Termination cures the circumstances giving rise to such notice within the time period provided for in Section 5(b) or Section 5(d), as the case may be, the party delivering such notice may rescind the Notice of Termination and, in the absence of such rescission, such notice shall be deemed a Notice of Termination by the Company without Cause, or by the Executive without Good Reason, as the case may be.

(i) Resignation from Board Memberships. Effective as of any Date of Termination under Section 5 or otherwise as of the date of the Executive’s termination of employment, the Executive shall (unless otherwise requested by the Board) resign, in writing, from membership on the Board and the board of directors of any subsidiary or affiliate of the Company.

(j) No Obligation to Mitigate Damages; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. No amounts paid to or earned by Executive following his termination of employment with the Company shall reduce or be set off against any amounts payable to Executive under this Agreement.

6. Non-Competition. During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and thereafter during the five year period following any termination of the Executive’s employment (the “Restriction Period”), the Executive shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity that directly or indirectly competes with the business of the Company or any of its subsidiaries in any county within the United States or any comparable geographical area outside the United States in which the Company or any of its subsidiaries is then engaged in such business; provided that the Executive’s passive ownership of less than 1% of the outstanding voting shares of any publicly held company, which otherwise would be prohibited under this Section 6, shall not constitute competition with the Company.

7. Litigation Assistance. During the Restriction Period, the Executive agrees to provide reasonable assistance to the Company and its counsel in regard to any regulatory matters or litigation pending at the time of termination of employment or subsequently initiated involving matters of which Executive has particular knowledge as a result of Executive’s employment with the Company; provided that the Executive shall not be obligated pursuant to this Section 7 to provide assistance that would unreasonably interfere with the Executive’s business or personal activities. Such assistance shall include, but is not limited to, answering any inquiries the Company may have or receive regarding the execution of Executive’s past duties at the Company, acting as a resource person in matters relevant to his knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery, giving sworn statements and testifying in arbitrations, depositions and/or trials, and Executive committing to make himself available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or arbitration involving the Company. Executive shall not receive any additional compensation for rendering such assistance. In the event that travel or other expenses are incurred by Executive in connection with such assistance or in the event his deposition is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company.

8. Non-Solicitation, Confidentiality. During the period of the Executive’s employment, and thereafter during the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit or encourage any employee of the Company to leave the employment of the Company or (ii) solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship, respecting any business that is one of the businesses conducted by the Company or reasonably related thereto, with any person, firm or entity which, at any time during the twelve-month period preceding the date of the Executive’s termination of employment, was a significant customer, client or distributor of the Company (in each case, excluding any end-user of a Company product (e.g. retail customer or client)) or any of its subsidiaries, except during the Executive’s employment with and on behalf of the Company.

At no time (whether during the period of the Executive’s employment or at any time thereafter), shall the Executive, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof) or known to persons in the industry generally.

9. Return of Documents and Company Property. In the event of the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to the Executive’s employment with the Company, or any of its subsidiaries or affiliates, (for which purpose, the Executive’s rolodex or other address book shall be considered personal) or any other property of the Company or any of its subsidiaries or affiliates and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

10. Enforcement of Covenants.

(a) Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Sections 6 and 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements referred to in this Section 10(a). These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company and the Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of the city of the Company’s headquarters and the Federal courts of the United States of America, in each case located in (or located nearest to) the city of the Company’s headquarters, solely in respect of the injunctive remedies set forth in this Section 10(a) and the interpretation and enforcement of Sections 6, 8 and 10 solely insofar as such interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Section 10(a), and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any application solely for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to an application solely for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application solely for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 10(a).

(b) Forfeiture of Payments. Executive agrees that receipt of severance pay under Section 5(f)(iii) and the provision of the perquisites set forth in Section 5(f)(ii)(E) are conditioned upon Executive’s compliance with Sections 6, 7 and 8.

Executive further agrees that in the event of his failure to comply with the provisions of Sections 6, 7 and 8, (i) the Company shall be entitled to discontinue further severance payments under Section 5(f)(iii) and (ii) the Company shall be entitled to recover from the Executive any payments made to the Executive under Section 5(f)(iii). The foregoing shall be in addition to any other remedies or rights the Company may have at law or at equity as a result of the Executive’s failure to observe such provisions.

(c) Certain Acknowledgments. The Executive acknowledges and agrees that (i) the Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its subsidiaries, (ii) in the course of his employment with the Company, the Executive will obtain Confidential Information and trade secrets concerning the business and operations of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries, (iii) the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other Confidential Information, (iv) the Executive desires to be bound by such covenants and restrictions, (v) such covenants are a material inducement for the Company to enter into this Agreement, and (vi) his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Agreement, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

(d) Blue Pencil. It is the desire of the parties to this Agreement that the provisions of Sections 6 through 10, in particular, be interpreted and enforced to the greatest extent possible (and consistent with Section 14(f)).

11. Assumption of Agreement. The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

12. Indemnification. The Company agrees that it shall indemnify and hold harmless the Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs and claims, and all expenses actually and reasonably incurred in connection therewith, including without limitation all costs and expenses actually and reasonably incurred in defense of litigation, including attorneys’ fees, arising out of the employment of the Executive hereunder. Costs and expenses reasonably incurred by the Executive in defense of any such litigation, including attorneys’ fees, shall be paid by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. The Company will insure the Executive, for the duration of his employment and service as a member of the Board, and thereafter, in respect of his acts and omissions occurring during such employment and Board membership, under a contract of directors and officers liability insurance to the same extent as such insurance insures members of the Board with respect to services to the Company its affiliates or subsidiaries.

13. Entire Agreement. (a) Except as otherwise expressly provided or referred to herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Executive by any other person or entity) are merged herein and superseded in their entirety hereby. In the event of any inconsistency between the terms of this Agreement and any plan, program, practice or other agreement of the Company in which the Executive is a participant or a party as of the Commencement Date, this Agreement will control unless the Executive and the Company otherwise agree in writing.

(b) For the period commencing on a “Change in Control” within the meaning of the Severance Agreement, dated as of February 18, 1998, between the Company and the Executive or as defined in the Severance Agreement, dated as of August 8, 2006, between the Company and the Executive or any then-applicable successor agreement (the “Severance Agreement”) and ending on the third anniversary thereof, the Severance Agreement shall apply and supersede this Agreement except that the Company shall be required to provide the benefits described in Section 5(f)(ii)(E) until the earlier to occur of (x) the Executive’s death and (y) the end of the Restriction Period (as defined in this Agreement) following any termination of employment other than a termination under the Severance Agreement for Cause (as defined in the Severance Agreement), subject to the Executive’s compliance with the terms of Sections 6, 7 and 8 of this Agreement, which shall be deemed incorporated into the Severance Agreement.

14. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. If the Executive dies before all amounts payable to him hereunder have been paid, the unpaid amounts will be paid to his beneficiary designated by the Executive or, if none (or otherwise not permitted), to his estate.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect applicable to disputes involving employee and employer. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the determination of the arbitrator’s award, the process shall follow the rules for “baseball arbitration”, as follows: each party to the dispute or controversy shall submit to the arbitrator and exchange with each other, within the time agreed by the parties or prescribed by the arbitrator, written proposals, with each such party’s last, best offer for the amount of money damages they would offer or demand, respectively, in settlement of all issues subject to the dispute or controversy. In rendering the award, the arbitrator shall be limited to selecting only one of the two proposals submitted by the parties, and the parties to such dispute or controversy shall be required to accept the determination of the arbitrator, without rights to appeal such determination. In selecting the arbitrator, each of the Company and Executive would select one person to serve as arbitrator, who would have to be accepted by the other party (such acceptance not to be unreasonably withheld). Once the two arbitrators had been selected, they would select a third arbitrator, who would have no affiliation to either of them or either party. And such third arbitrator shall be the arbitrator who determines the claim presented for arbitration.

(c) Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New Jersey without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby, except that the validity, interpretation and effect of Section 12 (Indemnification) shall be governed by the laws of the State of Delaware.

(d) Taxes. The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(e) Amendments. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by the Executive and such officer as may be specifically directed by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f) Severability. It is the desire of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of Sections 6, 7, 8, 9 or 10 is invalid, illegal or unenforceable in accordance with its terms, the Executive and the Company agree that such provisions shall be reformed to make such sections enforceable, in a manner which provides the Company with the maximum rights permitted at law.

(g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) if to the Company, to it at:

Five Giralda Farms

Madison, New Jersey 07940

Attention: General Counsel

(B) if to Executive, to him at his last known home address as shown on the records of the Company.

(h) Survival. Sections 6 through and including 14 and, if Executive’s employment terminates in a manner giving rise to a payment under Section 5(f), Section 5(f), shall survive the termination of the employment of Executive hereunder.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k) Assignment. Neither party may assign this Agreement without the consent of the other party except as provided herein except that the Company may assign this Agreement if it complies with Section 11.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and the Executive has hereunto set his hand, in each case effective as of the date hereof.

WYETH

By:	/s/ Ivan Seidenberg
Name:	Ivan Seidenberg
Title:	Chairman, Compensation Committee of the Board of Directors

/s/ Robert Essner
Robert Essner